Exhibit 10.1

MDWERKS, INC.

Independent Director Agreement

Jeff Hopmayer

Dated as of June 26, 2026

This Independent Director Agreement (this “Agreement”), dated and made effective as of the date first set forth above (the “Effective Date”), is entered into by and between MDWerks, Inc., a Delaware Corporation (the “Company”), and Jeff Hopmayer (the “Director”). The Company and Director may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Company has appointed the Director to the Board of Directors of Company (the “Board”) on the Effective Date and now desires to enter into an agreement with the Director with respect to Director’s service as a director of Company; and

WHEREAS, the Director is willing to serve as a director of Company upon the terms and conditions set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the Parties hereby agree as follows:

1.	Defined Terms. Wherever the following terms are used in this Agreement, they shall have the meanings ascribed to them below, unless the context clearly indicates otherwise. Other capitalized terms in this Agreement are defined in the text hereof.

(a)	“Affiliate” means, with reference to Company, any other Person controlling, controlled by or under the common control of Company. For purposes hereof, the term “control” (or any equivalent term) means having ownership of more than fifty percent (50%) of the voting securities of a Person or the power, whether through voting power or otherwise, to control the management policies of such Person.

(b)	“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority, entity or instrumentality.

(c)	“Cause” shall mean only: (i) Director’s conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, dishonesty or moral turpitude; (ii) Director’s willful misconduct that results in material harm to the Company; (iii) Director’s material breach of this Agreement which remains uncured for thirty (30) days following written notice from the Company; or (iv) Director’s gross negligence in the performance of Director’s fiduciary duties.

(d)	“Good Reason” means, without Director’s written consent: material reduction of Director’s compensation; removal as Chair of the Technology Commercialization Committee (except for Cause); failure to maintain D&O insurance; material breach of this Agreement by the Company; failure to timely issue equity compensation due hereunder.

2.	Duties.

(a)	Director agrees to serve as an Independent Director of the Company and to be available to perform the duties consistent with such position pursuant to the Certificate of Incorporation and Bylaws of the Company, and any additional codes, guidelines or policies of the Company that may be effective now or in the future (collectively, the “Governance Documents”) and the laws of the state of Delaware.The Company acknowledges that the Director currently holds other positions (“Other Employment”) and agrees that the Director may maintain such positions, provided that such Other Employment shall not materially interfere with Director’s obligations under this Agreement. Director confirms that Director expects Director will be able to devote sufficient time and attention to the Company as is necessary to fulfill Director’s responsibilities as a Director of the Company and that Director expects the Other Employment will not in any way impact Director’s independence, and if Director determines that is no longer the case, Director will promptly notify the Company. Such time and attention shall include, without limitation, participation in telephonic and/or in-person meetings of the Board; provided, that Director is given reasonable advance notice of such meetings and they are scheduled at times when Director is available. Director also represents that the Other Employment shall not materially and unreasonably interfere with Director’s obligations under this Agreement. Subject to the foregoing, the Director will use the Director’s best efforts to promote the interests of the Company and its shareholders.

(b)	Without limiting the generality of the foregoing, Director confirms that Director is independent (as such term has been construed under Delaware law with respect to directors of Delaware corporations and the OTC Markets, the NASDAQ Stock Exchange and the New York Stock Exchange). Director also confirms that, to Director’s knowledge, (a) Director does not possess material business, close personal relationships or other affiliations, or any history of any such material business, close personal relationships or other affiliations, with the Company’s significant equity or debt holders or any of their respective corporate affiliates that would cause Director to be unable to (i) exercise independent judgment based on the best interests of the Company or (ii) make decisions and carry out Director’s responsibilities as a Director of the Company, in each case in accordance with the terms of the Governance Documents and applicable law, and (b) Director has no existing relationship or affiliation of any kind with any entity Director knows to be a competitor of the Company.

(c)	In addition to Director’s service on the Board, Director agrees that, if so selected by the Chairman of the Board, Director shall serve on one or more committees of the Board, including but not limited to the Compensation Committee, Audit Committee, or Nominating Committee, as determined by the Chairman of the Board. Upon execution of this Agreement, Director agrees to serve as Head of Technology Commercialization Committee.

(d)	By execution of this Agreement, Director accepts Director’s appointment or election as an independent Director of the Company, and agrees to serve in such capacity, subject to the terms of this Agreement, until Director’s successor is duly elected and qualified or until Director’s earlier death, resignation or removal. The Parties acknowledge and agree that the Director is being engaged to serve as an independent Director of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.

(e)	Director’s status during the Term (as defined below) shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director hereunder shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

3.	Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years, with automatic three-year renewal periods, unless earlier terminated upon the earliest of (a) such time as Director resigns or is removed in accordance with the Governance Documents, and (b) the death of the Director (the “Term”). Notwithstanding anything herein to the contrary, if Director is removed without Cause or resigns for Good Reason, all compensation accrued through the date of termination shall remain payable, and any equity awards previously granted shall remain vested. Any equity scheduled to vest during the then-current annual service period shall immediately vest upon such termination.

4.	Compensation. For all services to be rendered by the Director hereunder, and so long as the Director remains a Director of the Company, the Company shall, during the Term, pay to the Director the compensation and reimbursement of expenses as set forth in this Section 3.

(a)	Director shall be paid the sum of $5,000, each calendar quarter, payable in the third month of each calendar quarter, and with such amount for any partial calendar quarter being appropriately prorated. Notwithstanding the foregoing, the Company reserves the right to defer payment of such compensation, in whole or in part, based on the Company’s financial needs or other business considerations. The Company also reserves the right to convert the cash compensation described above to equity, in lieu of cash and issued in the third month of each calendar quarter.

(b)	In addition to the cash fee set forth in Section 4(a), upon execution of this Agreement, the Company shall issue to Director 500,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to the terms and conditions of the Company’s applicable equity incentive plan and any related grant documentation.

(c)	In addition to the cash fee as set forth in Section 4(a), at the end of each quarter during the Term, the Company shall issue to Director a number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) equal to (i) $30,000, divided by (ii) the VWAP (as defined below) of the Common Stock as of such quarter end date (the “Shares”). Shares shall be issued within ten (10) business days following the applicable quarter-end or within a reasonable time frame based on resources not to exceed thirty (30) days.

(d)	For purposes herein, “VWAP” means the first of the following which shall apply:

(i)	If the Common Stock is then listed for trading on the OTC Markets or a United States or Canadian national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) closing price of the Common Stock on such Trading Market during the 20 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(ii)	if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(iii)	if the VWAP cannot be calculated for such security on such date on bases as set forth in Section 4(c)(i) or Section 4(c)(ii), the VWAP shall be the fair market value of such security as mutually determined in good faith by the Board, without the involvement of the Director, after taking into consideration such factors as the Board may deem appropriate.

(e)	All such determinations of the VWAP as set forth in Section 4(c)(i) or Section 4(c)(ii) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(f)	For purposes herein, “Trading Day” means any day on which the Common Stock (or any replacement security pursuant to Section 4(f)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(g)	If, at any time prior to the determination of the VWAP, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Director shall thereafter have the right to receive, if otherwise applicable hereunder, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the VWAP, as determined by the Company and the Director, and in the event that the shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(h)	During the Term, Company shall reimburse Director for all reasonable out-of-pocket expenses incurred by Director in attending any in-person meetings, provided that Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company.

(i)	Upon a Change in Control of the Company, all outstanding equity compensation granted pursuant to this Agreement shall immediately vest in full and become nonforfeitable immediately prior to the closing of such transaction.

5.	Confidentiality.

(a)	Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product (as hereinafter defined) and all non-public written, electronic, and oral information or materials of Company communicated to or otherwise obtained by Director in connection with this Agreement, which is related to the products, business and activities of Company, its Affiliates, and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual property and all other proprietary information of Company; (ii) the terms of this Agreement; and (iii) any other information identified as confidential in writing by Company. Confidential Information shall not include information that: (a) was lawfully known by Director without an obligation of confidentiality before its receipt from Company; (b) is independently developed by Director without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Director of this Agreement; or (d) is disclosed to Director by a third party which is not required to maintain its confidentiality. An “Affiliate” of a Party shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such Party at any time during the Term for so long as such control exists.

(b)	Company Ownership. Company shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, Company hereby grants Director a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Director’s duties hereunder. Director shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of Company. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of Company from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c)	Confidentiality Obligations. Director agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any Person or to use the Confidential Information for any purposes whatsoever, without the express written permission of Company, other than disclosure to Director’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Director’s obligations hereunder or as otherwise agreed to herein. Director shall be responsible to Company for any violation of this Section 5 by Director’s employees, subcontractors, and agents. Director shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Director employs concerning its own information of like kind and character. Furthermore, nothing in this agreement restricts Director from serving on other boards, advising companies, making investments, or utilizing general business knowledge and experience, provided Director continues to protect MDWerks’ confidential information.

(d)	Required Disclosure. If Director is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Director shall, to the extent permitted by applicable law, promptly notify Company of that request and cooperate with Company, at Company’s expense, in seeking a protective order or similar confidential treatment for the confidential information. If no protective order or other confidential treatment is obtained, Director shall disclose only that portion of Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e)	Enforcement. Director acknowledges that the confidential information is unique and valuable, and that remedies at law will be inadequate to protect Company from any actual or threatened breach of this Section 5 by Director and that any such breach would cause irreparable and continuing injury to Company. Therefore, Director agrees that Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 5 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Director of any of the provisions of this Section 5, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Director, and Director agrees that an interim injunction may be granted against Director immediately on the commencement of any action, claim, suit or proceeding by Company to enforce the provisions of this Section 5, and Director further irrevocably consents to the granting of any such interim or permanent injunction or any like remedy. If any action at law or in equity is necessary to enforce the terms of this Section 5, Director, if it is determined to be at fault, shall pay Company’s reasonable legal fees and expenses on a substantial indemnity basis.

(f)	Related Duties. Director shall: (i) promptly deliver to Company upon Company’s request all materials in Director’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g)	Legal Exceptions. Further notwithstanding the foregoing provisions of this Section 5, Director may disclose confidential information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with a dispute between the Parties; provided that prior to making any such disclosure, subject to applicable law, Director shall use its best efforts to: (i) provide Company with at least fifteen (15) days’ prior written notice setting forth with specificity the reason(s) for such disclosure, supporting documentation therefor, and the circumstances giving rise thereto; and (ii) limit the scope and duration of such disclosure to the strictest possible extent.

(h)	Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by Company to Director hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each Party further acknowledges that this Agreement and any meetings and communications of the Parties and their affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research, development or other work; (ii) constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

6.	Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Director agrees to disclose promptly in writing to Company, or any Person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Director in the course of any work performed for Company (“Company Work Product”). Director agrees (a) to use Director’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining Company’s express written consent on a case-by-case basis. Notwithstanding, the Company owns intellectual property specifically created for MDWerks in connection with Director’s service. Additionally, Director preserves their existing intellectual property, business methodologies, industry knowledge, relationships, contacts, and work performed outside the scope of duties to the Company.

(b)	Ownership of Company Work Product. Director agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of Company.

(c)	Assignment of Company Work Product. Director irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Director retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product. Director hereby grants to Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Director owned or controlled Work Product or technology that Director uses to complete the services and which is necessary for Company to use or exploit the Company Work Product.

(d)	Assistance. Director agrees to cooperate with Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Director will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Director’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Director at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Director at Company’s request on such assistance. Additionally, Company agrees to make available all documentation necessary to carry out the duties of this position as timely and reasonably possible.

(e)	Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Director’s signature on any document requested by Company pursuant to this Section 6 within seven (7) days of the Company’s initial request to Director, Director hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 6 with the same legal force and effect as if executed by Director. Director hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Director now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to Company.

(f)	Director Representations and Warranties. Director hereby represents and warrants that: (i) Company Work Product will be an original work of Director or all applicable third parties will have executed assignments of rights reasonably acceptable to Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (iv) Director will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party; (v) Director has full right and power to enter into and perform Director’s obligations under this Agreement without the consent of any third party; (vi) Director will use best efforts to prevent injury to any Person (including employees of Company) or damage to property (including Company’s property) during the Term; and (vii) should Company permit Director to use any of Company’s equipment, tools, or facilities during the Term, such permission shall be gratuitous and Director shall be responsible for any injury to any Person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities.

(g)	Company shall provide Director timely access to Board packages, financial statements, budgets, strategic plans, committee reports, capitalization information, material litigation, financing activities, and such additional information as Director reasonably requests to fulfill Director’s fiduciary obligations.

7.	Director’s Representation and Acknowledgment. Director represents to the Company that Director’s execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that Director may have with or to any Person, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any shareholder of Company or any of any of its affiliate or subsidiary companies with respect to any matter arising under this Agreement.

8.	Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

9.	Assignment. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect, provided that, notwithstanding the foregoing, the Company may transfer, assign or delegate to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company any of Company’s rights, obligations or duties hereunder.

10.	No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties hereto.

11.	Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Director’s employment by the Company. This Agreement may be changed only by a written document signed by the Director and the Company.

12.	Survival. The provisions of Section 5, Section 6, and Section 9 through Section 23, inclusive, shall survive any termination or expiration of this Agreement, and provided that any expiration or termination of this Agreement shall not excuse a Party from compliance with, or fulfillment of, any obligations or conditions which arose prior to such expiration or termination.

13.	Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

14.	Governing Law and Waiver of Jury Trial.

(a)	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined, and this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of law provisions of such state.

(b)	SUBJECT TO SECTION 15, EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THIS AGREEMENT SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN HENDERSON A COUNTY, NORTH CAROLINA STATE (THE “SELECTED COURTS”). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SELECTED COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF THE RIGHTS OF A PARTY UNDER THIS AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH SELECTED COURTS, OR SUCH SELECTED COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

(d)	Subject to the provisions of Section 15, if any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

15.	Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the Director’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Henderson County, North Carolina pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages.

16.	General Remedies. Each Party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other Party, and thus each Party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by such Party of the provisions of this Agreement, that the other Party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

17.	Indemnification. During the Term, the Director shall be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the Director’s position with the Company in any capacity, in an amount not less than the highest amount available to any other director, and such coverage and protections, with respect to the various liabilities as to which the Director has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Director shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

18.	Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and the transactions contemplated herein.

19.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed as set forth below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company:

MDWerks, Inc.

Attn: Steven C. Laker

stevel@mdwerksinc.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: Jessica Haggard

1700 Palm Beach Lakes Blvd. Suite 820

West Palm Beach, FL 33401

Email: JHaggard@ALClaw.com

If to Director, to the address for notices as set forth on the signature page hereof:

20.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

21.	Counsel. The Parties acknowledge and agree that Anthony, Linder & Cacomanolis, PLLC (“Counsel”) has acted as legal counsel to the Company, and that Counsel has prepared this Agreement at the request of the Company, and that Counsel is not legal counsel to Director individually. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to the Company and preparing this Agreement, and that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties acknowledges and agrees that Counsel does not owe any duties to Director in Director’s individual capacity in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereby waives any conflict of interest which may apply with respect to Counsel’s actions as set forth herein, and the Parties confirm that the Parties have previously negotiated the material terms of the agreements as set forth herein.

22.	Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

23.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MDWerks, Inc.

By:
Name:	Steven C. Laker
Title:	Chief Executive Officer

Jeff Hopmayer

By:
Name:	Jeff Hopmayer

Address for notices: